Exhibit 21.1

Griffin-American Healthcare REIT IV, Inc.
List of Subsidiaries
As of March 29, 2017

Griffin-American Healthcare REIT IV Holdings, LP (Delaware)
GAHC4 Athens GA MOB Portfolio, LLC (Delaware)
GAHC4 Auburn CA MOB, LLC (Delaware)
GAHC4 Battle Creek MI MOB, LLC (Delaware)
GAHC4 Charlottesville VA MOB, LLC (Delaware)
GAHC4 Cullman AL MOB I, LLC (Delaware)
GAHC4 Cullman AL MOB II, LLC (Delaware)
GAHC4 Cullman AL MOB III, LLC (Delaware)
GAHC4 Evendale OH MOB, LLC (Delaware)
GAHC4 Iron MOB Portfolio, LLC (Delaware)
GAHC4 Lafayette LA ALF Portfolio, LLC (Delaware)
GAHC4 Lafayette LA ALF, LLC (Delaware)
GAHC4 Lafayette LA MC, LLC (Delaware)
GAHC4 Mint Hill NC MOB, LLC (Delaware)
GAHC4 Pottsville PA MOB, LLC (Delaware)
GAHC4 Reno NV MOB, LLC (Delaware)
GAHC4 Reno NV MOB Sole Member, LLC (Delaware)
GAHC4 Rochester Hills MI MOB, LLC (Delaware)
GAHC4 SW Illinois Senior Housing Portfolio, LLC (Delaware)
GAHC4 Sylacauga AL MOB, LLC (Delaware)